Exhibit 99.1
Ocean Bio-Chem, Inc. Reports Record Second Quarter 2014 Net Sales

FORT LAUDERDALE, FL., July 21, 2014 -- Ocean Bio-Chem, Inc. (NASDAQ: OBCI), a leading manufacturer and distributor of appearance, performance, and maintenance products serving the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets, today is pleased to announce all-time record second quarter net sales.

Ocean Bio-Chem, Inc. President and CEO Peter Dornau commented, “We are especially pleased that in the second quarter of 2014 we achieved a new Company record for second quarter net sales of approximately $8.8 million dollars, compared to approximately $8.2 million dollars in the second quarter of 2013, an increase of approximately 8%.  This was achieved after a slower than anticipated first quarter due to the unusually long and cold winter.  During the second quarter the Company recorded double digit sales growth in both branded and private labeled marine products.  These sales increases were partially offset by lower margin sales decreases of our winterizing products.”

Ocean Bio-Chem, Executive Vice President of Sales & Marketing Greg Dornau commented on the six month results “We anticipated we would make up the shortfall of net sales reported for the first quarter of 2014 compared to the first quarter of 2013.  For the six months ended June 30, 2014, the Company will report net sales of approximately $14.7 million dollars an increase of approximately 2%, compared to the comparable 2013 period, making up for a 6% first quarter net sales shortfall.  For the six month period the Company had significant growth of fuel treatment sales to the ‘Big Box’ hardware retailers.  In addition, sales of our fuel treatment products -- Star Tron -- continue to increase to the national automobile parts retailers.  During the six months ended June 30, 2014, both sales to big box hardware retailers and sales to national auto chain retailers recorded double digit sales growth.”

Ocean Bio-Chem Chief Financial Officer Jeff Barocas emphasized that “we expect a favorable increase in earnings as a result of our sales results.”

The complete Form 10-Q filing for second quarter 2014 financial statements will be available at www.sec.gov by August 14, 2014

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. is principally engaged in the manufacturing, marketing and distribution of a broad line of appearance and maintenance products for boats, recreational vehicles, automobiles, power sports, outdoor power equipment and motorcycle markets under the Star brite® StarTron® and other trademarks within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products.

The Company trades publicly under NASDAQ Capital Markets, Ticker Symbol: OBCI.

The Company's web sites are:  www.oceanbiochem.com, www.starbrite.com, www.startron.com, and www.nos-guard.com

Forward-looking Statements:

Certain statements contained in this Press Release, constitute forward-looking statements.  For this purpose, any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements.  Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements.  Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors.

Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280

Paul Knopick
E & E Communications
pknopick@eandecommunications.com
940-262-3584